Exhibit 99.4

Consent of Director Nominee

I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of OceanFirst Financial Corp.(“OceanFirst”) upon the consummation of the merger of Central Jersey Bancorp with OceanFirst, and the disclosure of my biographical information included under the heading “MANAGEMENT AND OPERATIONS AFTER THE MERGER — Board of Directors” and elsewhere in the OceanFirst Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about July 29, 2009, and in all amendments or supplements thereto.

/s/ Mark G. Solow
Mark G. Solow

Dated: July 27, 2009